Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated September 5, 2019, relating to the balance sheet of FinServ Acquisition Corp. as of August 23, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 9, 2019 (inception) through August 23, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-234182 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 31, 2019